Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092
NOBLE CORPORATION ANNOUNCES
COMPLETION OF SENIOR NOTES OFFERING
     SUGAR LAND, Texas, May 26, 2006 – Noble Corporation (NYSE: NE) announced today that it has completed a public offering of $300 million aggregate principal amount of its 5.875% Senior Notes due 2013.
     The net proceeds from the offering of approximately $297.5 million, after deducting underwriting discounts and commissions and expenses, were applied to repay $135 million of long-term debt plus accrued interest under the Company’s unsecured revolving bank credit facility. The Company intends to use the balance of the net proceeds from the offering for other general corporate purposes.
     The Company offered the Senior Notes to the public by a prospectus supplement and prospectus, which are part of a registration statement declared effective by the U.S. Securities and Exchange Commission. Goldman, Sachs & Co. acted as the book-running manager, and Simmons & Company International acted as co-manager.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 62 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two F&G JU-2000E enhanced premium newbuild
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jackups under construction, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in first quarter of 2008. As previously announced, these units have been contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
NC-378
5/26/06
For additional information, contact:
Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc.
Noble Corporation, 281-276-6100